Exhibit 10(b)
Description of Compensation Arrangement with
Colin Campbell, Former Non-Employee Director
The following summarizes certain compensation arrangments with Colin Campbell, a former non-employee director of SYSCO Corporation (the “Company”). It is intended to be a summary of existing oral arrangements, and in no way is intended to provide any additional rights to Mr. Campbell.
On March 1, 2006, Mr. Colin Campbell tendered his resignation from the Board of Directors of the Company, effective immediately. Mr. Campbell is the President, Chief Executive Officer and Chairman of the Board of The Colonial Williamsburg Foundation (“CWF”) and The Colonial Williamsburg Company ( “CWC”). CWC is a wholly-owned subsidiary of CWF. At such time, the Company was expected to enter into a contract to supply food and related items to CWC, which contract has now been executed. Management believes that it is reasonably likely that sales to CWC will exceed 2% of CWC’s consolidated gross annual revenues. As a result of the duality of interests, Mr. Campbell informed the Board that he believed it would no longer be appropriate for him to be considered an independent director and he had therefore determined that he would leave the Board at such time. There was no disagreement between Mr. Campbell and the Board over any matter.
On February 28, 2006, after consideration of the conclusions and recommendations of the Corporate Governance and Nominating Committee, the Board of Directors (a) acted in accordance with its authority under the Company’s Non-Employee Directors Stock Plans (the “Plans “) to treat Mr. Campbell’s tentatively planned resignation from the Board of Directors as though Mr. Campbell was retiring from the Board of Directors on or after he reached the age of 71 so that Mr. Campbell’s Options and Restricted Stock (as such terms are defined under the Plans) would not be forfeited and would remain in effect, vest, become exercisable and expire as if Mr. Campbell had remained a non-employee director of the Company and had not ceased to provide services to the Board solely for purposes of maintaining the benefits of the Options and Restricted Stock, and (b) authorized the Company to make a cash payment to Mr. Campbell in an amount sufficient to reimburse Mr. Campbell for the sum of the amount of additional tax, if any, which may be owed by Mr. Campbell under Section 409A of the Internal Revenue Code as a result of the foregoing actions, plus any income tax payable by Mr. Campbell as a result of such payments to Mr. Campbell.